Exhibit 99.1

CA Technologies Reports Third Quarter Fiscal Year 2014 Results

• Revenue Decreases 2 Percent in Constant Currency and 3 Percent as Reported

• GAAP EPS Decreases 7 Percent in Constant Currency and as Reported

• Non-GAAP EPS Grows 33 Percent in Constant Currency and as Reported

• Cash Flow From Operations Decreases 24 Percent in Constant Currency and as Reported

• Updates FY 2014 Outlook for Revenue, EPS and Operating Margin

NEW YORK--(BUSINESS WIRE)--January 21, 2014--CA Technologies (NASDAQ:CA) today reported financial results for its third quarter fiscal year 2014, ended December 31, 2013.

FINANCIAL OVERVIEW
(dollars in millions, except share data)	Third Quarter FY14 vs. FY13
	FY14	FY13	% Change	% Change CC**
Revenue	$1,163	$1,195	(3)%	(2)%
GAAP Net Income	$232	$251	(8)%	(9)%
Non-GAAP Income*	$379	$286	33%	33%
GAAP Diluted EPS	$0.51	$0.55	(7)%	(7)%
Non-GAAP Diluted EPS*	$0.84	$0.63	33%	33%
Cash Flow from Operations	$429	$566	(24)%	(24)%

* Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.

**CC: Constant Currency

EXECUTIVE COMMENTARY

"CA Technologies delivered another solid performance in the third quarter," said Mike Gregoire, CA Technologies chief executive officer. "We outperformed on revenue and are pleased with our renewals business and disciplined approach to cost control. We also saw good traction with our recent acquisitions Layer 7 and Nolio, which both had strong performances.

“While I’m encouraged by our performance in Q3, we need to continue to improve our execution across development, marketing and sales,” Gregoire continued. “Based on our results so far this year, we expect our fiscal year 2015 revenue growth rate and non-GAAP operating margin to be similar to fiscal year 2014.

“We are driving significant improvements in our products and go-to-market, including the release of organic innovation such as CA Cloud Storage for System z and the launch of a new ad campaign in select airports around the world as well as online.

"With two months to go in the fiscal year, we are more focused than ever on delivering great products, increasing market awareness of CA and our capabilities, and accelerating the velocity of our efforts to sell more software to more customers," Gregoire concluded.

REVENUE AND BOOKINGS
(dollars in millions)	Third Quarter FY14 vs. FY13
	FY14	% of Total	FY13	% of Total	% Change	% Change CC**
North America Revenue	$729	63%	$745	62%	(2)%	(2)%
International Revenue	$434	37%	$450	38%	(4)%	(2)%
Total Revenue	$1,163		$1,195		(3)%	(2)%

North America Bookings	$1,017	63%	$685	54%	48%	49%
International Bookings	$586	37%	$576	46%	2%	2%
Total Bookings	$1,603		$1,261		27%	28%

Current Revenue Backlog	$3,457		$3,495		(1)%	0%
Total Revenue Backlog	$7,634		$7,488		2%	3%

**CC: Constant Currency

  The increase in the Company's third quarter bookings was positively affected by a year-over-year increase in renewals, primarily driven by a four year contract renewal with a large system integrator for more than $300 million.
  The Company executed a total of 17 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $874 million. During the third quarter of fiscal year 2013, the Company executed a total of 18 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $477 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.68 years, compared with 2.97 years for the same period in fiscal year 2013.

EXPENSES AND MARGIN
(dollars in millions)	Third Quarter FY14 vs. FY13
	FY14	FY13	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$829	$825	0%	2%
Operating Income Before Interest and Income Taxes	$334	$370	(10)%	(11)%
Operating Margin	29%	31%
Effective Tax Rate	27%	30%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$707	$771	(8)%	(7)%
Operating Income Before Interest and Income Taxes	$456	$424	8%	7%
Operating Margin	39%	35%
Effective Tax Rate	14%	31%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, capitalization (an add-back) and amortization of internal software costs, Board approved rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.

**CC: Constant Currency

  GAAP and non-GAAP operating expenses were positively affected by lower personnel costs, primarily within selling and marketing.
  GAAP and non-GAAP operating margins in the third quarter were positively affected by a decrease in personnel expenses. GAAP operating margin also was negatively affected by a decrease in software capitalization.
  Non-GAAP EPS was positively affected by $0.16 due to a lower effective tax rate. The Company recognized a year-to-date net discrete tax benefit of approximately $184 million in fiscal year 2014, primarily from the resolution of uncertain tax positions upon the completion of the examination of U.S. federal income tax returns for fiscal years 2005, 2006 and 2007.

SEGMENT INFORMATION

Starting in the first quarter of fiscal year 2014, the measure of segment expenses and segment profit was revised to treat all costs of internal software development as segment expense in the period the costs are incurred. As a result, the Company will add back capitalized internal software costs and exclude amortization of internally developed software costs previously capitalized from segment expenses. Segment expenses also exclude the effects of the Company’s fiscal year 2014 rebalancing plan. Prior period segment expenses and profit information have been revised to present segment profit and expenses on a consistent basis.

(dollars in millions)	Third Quarter FY14 vs. FY13
	Revenue		% Change	% Change CC**	Operating Margin
	FY14	FY13			FY14	FY13
Mainframe Solutions	$622	$622	0%	1%	62%	59%
Enterprise Solutions	$447	$476	(6)%	(5)%	15%	11%
Services	$94	$97	(3)%	(4)%	4%	4%

**CC: Constant Currency

  The increase in Mainframe Solutions operating margin was primarily driven by a decrease in selling and marketing expenses in the third quarter of fiscal year 2014.
  Enterprise Solutions revenue for the third quarter of fiscal year 2014 decreased compared with the year-ago period primarily due to lower new product sales in prior periods. Enterprise Solutions operating margin for the third quarter of fiscal year 2014 increased compared with the year-ago period primarily as a result of a decrease in selling and marketing expenses.
  The decrease in Services revenue was primarily due to lower professional services engagements, including those with government customers.

CASH FLOW FROM OPERATIONS

  Cash flow from operations in the third quarter was $429 million, compared with $566 million in the prior year. The decrease year-over-year was due to a decrease in cash collections and a number of expected factors including higher cash taxes, payments related to the rebalancing actions announced on May 7, 2013 and a reduction in capitalized software development costs, offset by lower cash disbursements.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at December 31, 2013 were $2.982 billion.
  With $1.772 billion in total debt outstanding and $138 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $1.072 billion.
  In the third quarter of fiscal year 2014, the Company repurchased more than 4 million shares of stock for $140 million.

  The Company is currently authorized to repurchase an additional $167 million of common stock and expects to complete the program by the end of fiscal year 2014.
  During the third quarter of fiscal year 2014, the Company distributed $113 million in dividends to shareholders.
  The Company’s outstanding share count at December 31, 2013 was 443 million.

CHANGE IN EXECUTIVE MANAGEMENT

Adam Elster, who led the Mainframe and Customer Success group for the past two years, has been named Executive Vice President and Group Executive, Worldwide Sales and Services, effective immediately.  He replaces George Fischer, who is leaving the company after 20 years at CA (see separate press release for details).

OUTLOOK FOR FISCAL YEAR 2014

The Company updated its fiscal year 2014 guidance for revenue, GAAP and non-GAAP EPS, and GAAP and non-GAAP operating margin. The following guidance contains "forward-looking statements" (as defined below). It takes into account the change in business practice regarding internally developed software costs, the costs and payments associated with the rebalancing initiative announced on May 7, 2013 and the resolution of the U.S. tax matter mentioned above.

The Company expects the following:

  Total revenue to decrease in a range of minus 2 percent to minus 1 percent in constant currency. Previous guidance was a decrease of minus 3 percent to minus 2 percent. At December 31, 2013 exchange rates, this translates to reported revenue of $4.52 billion to $4.57 billion.
  GAAP diluted earnings per share to range from minus 3 percent to 0 percent in constant currency. Previous guidance was a decrease of minus 7 percent to minus 4 percent. At December 31, 2013 exchange rates, this translates to reported GAAP diluted earnings per share of $2.01 to $2.08.
  Non-GAAP diluted earnings per share to increase in a range of 21 percent to 24 percent in constant currency. Previous guidance was an increase of 17 percent to 20 percent. At December 31, 2013 exchange rates, this translates to reported non-GAAP diluted earnings per share of $3.05 to $3.12.
  Cash flow from operations to decrease in a range of minus 30 percent to minus 24 percent in constant currency, unchanged from previous guidance. At December 31, 2013 exchange rates, this translates to reported cash flow from operations of $960 million to $1.04 billion.

Outlook for cash flow from operations is being negatively affected by costs associated with the rebalancing of resources during the fiscal year, an increase in cash taxes, and an increase in operating cash outflows relating to product development and enhancements expenses for fiscal year 2014. In fiscal year 2013, cash flow from operations did not reflect $165 million of capitalized software development costs that appeared as an investment activity in our Statement of Cash Flows.

This outlook also assumes no material acquisitions and a partial currency hedge of operating income. The Company expects a full-year GAAP operating margin of 25 percent and non-GAAP operating margin of 37 percent, an increase of one point from previous guidance. The Company expects a fiscal year 2014 GAAP and non-GAAP effective tax rate of approximately 14 percent.

The Company anticipates approximately 439 million shares outstanding at fiscal year 2014 year-end and weighted average diluted shares outstanding of approximately 448 million for the fiscal year.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5 p.m. ET today to discuss its unaudited third quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

About CA Technologies

CA Technologies (NASDAQ: CA) provides IT management solutions that help customers manage and secure complex IT environments to support agile business services. Organizations leverage CA Technologies software and SaaS solutions to accelerate innovation, transform infrastructure and secure data and identities, from the data center to the cloud. Learn more about CA Technologies at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, share-based compensation, fiscal year 2007 restructuring costs, recoveries and certain costs associated with derivative litigation matters and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The Company will expense costs for internally developed software where development efforts commenced in the first quarter of fiscal year 2014 and afterwards. As a result, product development and enhancement expenses are expected to increase in future periods as the amount capitalized for internally developed software costs decreases. Due to this change, the Company will also add back capitalized internal software costs and exclude the amortization of internal software costs from these non-GAAP metrics. Also beginning in the first quarter of fiscal year 2014, the Company will exclude charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes payments associated with the fiscal year 2014 Board-approved rebalancing initiative as described above, capitalized software development costs as described above, and restructuring and other payments. Free cash flow excludes purchases of property and equipment and capitalized software development costs. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of our prior fiscal year (i.e., March 31, 2013, March 31, 2012 and March 31, 2011, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release. For projections of non-GAAP performance metrics for periods after fiscal year 2014, the Company is unable to provide a reconciliation to the nearest GAAP equivalent because the information is not available without unreasonable effort.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program, which is expected to be completed by the end of the fiscal year ending March 31, 2014, does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, effectively rebalancing the Company's sales force to enable the Company to maintain and enhance its strong relationships in its traditional customer base of large enterprises and to increase penetration in growth markets and with large enterprises that have not historically been significant customers, enabling the sales force to sell new products, improving the Company's brand in the marketplace and ensuring the Company's set of cloud computing, application development and IT operations (DevOps), Software-as-a-Service, mobile device management and other new offerings address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability; global economic factors or political events beyond the Company's control; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the failure to adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the failure to expand partner programs; the ability to retain and attract adequate qualified personnel; the ability to integrate acquired companies and products into existing businesses; the ability to adequately manage, evolve and protect managerial and financial reporting systems and processes; the ability of the Company's products to remain compatible with ever-changing operating environments; breaches of the Company's software products and the Company's and customers' data centers and IT environments; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; risks associated with sales to government customers; access to software licensed from third parties; risks associated with the use of software from open source code sources; events or circumstances that would require us to record an impairment charge relating to our goodwill or capitalized software and other intangible asset balances; access to third-party code and specifications for the development of code; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements as well as the timing of orders from customers and channel partners; the failure to renew large license transactions on a satisfactory basis; changes in market conditions or the Company's credit ratings; fluctuations in foreign currencies; the failure to effectively execute the Company's workforce reductions, workforce re-balancing and facility consolidations; successful outsourcing of various functions to third parties; potential tax liabilities; acquisition opportunities that may or may not arise; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should our assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2014 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Revenue:	2013	2012	2013	2012
Subscription and maintenance	$951	$966	$2,840	$2,906
Professional services	94	97	289	283
Software fees and other	118	132	302	303
Total revenue	$1,163	$1,195	$3,431	$3,492
Expenses:
Costs of licensing and maintenance	$79	$72	$223	$210
Cost of professional services	88	92	264	266
Amortization of capitalized software costs	72	66	214	197
Selling and marketing	293	331	834	953
General and administrative	95	96	277	304
Product development and enhancements	149	120	429	368
Depreciation and amortization of other intangible assets	40	39	113	120
Other (gains) expenses, net (1)	13	9	156	(14)
Total expenses before interest and income taxes	$829	$825	$2,510	$2,404
Income before interest and income taxes	$334	$370	$921	$1,088
Interest expense, net	15	12	39	33
Income before income taxes	$319	$358	$882	$1,055
Income tax expense	87	107	75	342
Net income	$232	$251	$807	$713

Basic income per common share	$0.52	$0.55	$1.78	$1.54
Basic weighted average shares used in computation	446	452	448	458

Diluted income per common share	$0.51	$0.55	$1.78	$1.53
Diluted weighted average shares used in computation	448	453	449	460
(1)	Other (gains) expenses, net includes approximately $12 million and $134 million of charges relating to the FY2014 Board approved re-balancing initiative announced May 7, 2013, for the three and nine month periods ending December 31, 2013, respectively.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	December 31,	March 31,
	2013	2013
	(unaudited)
Cash and cash equivalents	$2,974	$2,593
Short-term investments	8	183
Trade accounts receivable, net	714	856
Deferred income taxes	338	346
Other current assets	156	148
Total current assets	$4,190	$4,126

Property and equipment, net	$290	$311
Goodwill	5,922	5,871
Capitalized software and other intangible assets, net	1,129	1,231
Deferred income taxes	74	77
Other noncurrent assets, net	172	195
Total assets	$11,777	$11,811

Current portion of long-term debt	$519	$16
Deferred revenue (billed or collected)	2,151	2,482
Deferred income taxes	13	12
Other current liabilities	854	1,031
Total current liabilities	$3,537	$3,541

Long-term debt, net of current portion	$1,253	$1,274
Deferred income taxes	89	120
Deferred revenue (billed or collected)	893	975
Other noncurrent liabilities	315	451
Total liabilities	$6,087	$6,361

Common stock	$59	$59
Additional paid-in capital	3,590	3,593
Retained earnings	5,823	5,357
Accumulated other comprehensive loss	(185)	(155)
Treasury stock	(3,597)	(3,404)
Total stockholders’ equity	$5,690	$5,450
Total liabilities and stockholders’ equity	$11,777	$11,811

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	December 31,
	2013	2012
Operating activities:
Net income	$232	$251
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization	112	105
Deferred income taxes	(16)	48
Provision for bad debts	-	1
Share-based compensation expense	23	18
Asset impairments and other non-cash items	5	3
Foreign currency transaction losses	1	-
Changes in other operating assets and liabilities, net of effect of acquisitions:
Increase in trade accounts receivable	(126)	(201)
Increase in deferred revenue	151	257
Increase in taxes payable, net	23	57
Increase (decrease) in accounts payable, accrued expenses and other	8	(48)
Increase in accrued salaries, wages and commissions	14	47
Changes in other operating assets and liabilities	2	28
Net cash provided by operating activities	$429	$566
Investing activities:
Acquisitions of businesses, net of cash acquired, and purchased software	$(2)	$(6)
Purchases of property and equipment	(17)	(9)
Proceeds from sale of assets	12	-
Capitalized software development costs	(4)	(44)
Purchases of short-term investments, net	-	(29)
Other investing activities	(1)	-
Net cash used in investing activities	$(12)	$(88)
Financing activities:
Dividends paid	$(113)	$(114)
Purchases of common stock	(140)	(77)
Notional pooling borrowings (repayments), net	4	(28)
Debt repayments	(4)	(3)
Debt issuance costs	(1)	-
Exercise of common stock options and other	19	-
Net cash used in financing activities	$(235)	$(222)
Net change in cash and cash equivalents before effect of exchange rate changes on cash	$182	$256
Effect of exchange rate changes on cash	$2	$11
Increase in cash and cash equivalents	$184	$267
Cash and cash equivalents at beginning of period	$2,790	$2,086
Cash and cash equivalents at end of period	$2,974	$2,353

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended December 31, 2013				Nine Months Ended December 31, 2013
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions(1)	Solutions(1)	Services(1)	Total	Solutions(1)	Solutions(1)	Services(1)	Total

Revenue (2)	$622	$447	$94	$1,163	$1,865	$1,277	$289	$3,431
Expenses (3)	239	378	90	707	709	1,105	268	2,082
Segment profit	$383	$69	$4	$456	$1,156	$172	$21	$1,349
Segment operating margin	62%	15%	4%	39%	62%	13%	7%	39%

Segment profit				$456				$1,349
Less:
Purchased software amortization				29				88
Other intangibles amortization				19				48
Software development costs capitalized				(1)				(32)
Internally developed software products amortization				43				126
Share-based compensation expense				23				64
Other (gains) expenses, net (4)				9				134
Interest expense, net				15				39
Income before income taxes				$319				$882

	Three Months Ended December 31, 2012				Nine Months Ended December 31, 2012
	Mainframe	Enterprise			Mainframe	Enterprise
	Solutions(1)	Solutions(1)	Services(1)	Total	Solutions(1)	Solutions(1)	Services(1)	Total

Revenue (2)	$622	$476	$97	$1,195	$1,869	$1,340	$283	$3,492
Expenses (3)	253	425	93	771	764	1,191	269	2,224
Segment profit	$369	$51	$4	$424	$1,105	$149	$14	$1,268
Segment operating margin	59%	11%	4%	35%	59%	11%	5%	36%

Segment profit				$424				$1,268
Less:
Purchased software amortization				26				80
Other intangibles amortization				14				41
Software development costs capitalized				(44)				(122)
Internally developed software products amortization				40				117
Share-based compensation expense				18				62
Other (gains) expenses, net (4)				-				2
Interest expense, net				12				33
Income before income taxes				$358				$1,055

(1)	• Mainframe Solutions – Our Mainframe Solutions segment addresses the mainframe market and is focused on making significant investments in order to be innovative in key management disciplines across our broad portfolio of products. Ongoing development is guided by customer needs, our cross-enterprise management philosophy and our Next Generation Mainframe Management strategy, which offers management capabilities designed to appeal to the next generation of mainframe staff while also offering productivity improvements to today’s mainframe experts. Our mainframe business assists customers by addressing three major challenges: reducing costs and improving operational efficiency, sustaining critical skills through modernized and simplified management, and increasing innovation and agility to help deliver on business goals.

• Enterprise Solutions – Our Enterprise Solutions segment includes products that operate on non-mainframe platforms, such as application performance management, infrastructure management, security (identity and access management), service and portfolio management, application delivery, SaaS, and cloud offerings. Our offerings help customers address their regulatory compliance demands, privacy needs, and internal security policies. Enterprise Solutions also focuses on delivering growth to the Company in the form of new customer acquisitions and revenue, while leveraging non-traditional routes-to-market and delivery models.

• Services – Our Services segment offers implementation, consulting, education and training services to customers, which is intended to promote a seamless customer experience and to increase the value that customers realize from our solutions.

(2)	We regularly enter into a single arrangement with a customer that includes Mainframe Solutions segment software products, Enterprise Solutions segment software products and Services. The amount of contract revenue assigned to segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each segment is then recognized in a manner consistent with the revenue recognition policies we apply to the customer contract for purposes of preparing the Condensed Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist only of direct costs and there are no allocated or indirect costs for the Services segment.

(4)	Other (gains) expenses, net includes charges relating to the FY2014 Board approved re-balancing initiative announced May 7, 2013, certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Prior year segment results have been adjusted for internally developed software.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended December 31,				Nine Months Ended December 31,
				% Increase				% Increase
			% Increase	(Decrease) in			% Increase	(Decrease) in
			(Decrease)	Constant			(Decrease)	Constant
	2013	2012	in $ US	Currency (1)	2013	2012	in $ US	Currency (1)

Bookings	$1,603	$1,261	27%	28%	$3,304	$2,651	25%	26%

Revenue:
North America	$729	$745	(2)%	(2)%	$2,177	$2,201	(1)%	(1)%
International	434	450	(4)%	(2)%	1,254	1,291	(3)%	(1)%
Total revenue	$1,163	$1,195	(3)%	(2)%	$3,431	$3,492	(2)%	(1)%

Revenue:
Subscription and maintenance	$951	$966	(2)%	(1)%	$2,840	$2,906	(2)%	(2)%
Professional services	94	97	(3)%	(4)%	289	283	2%	2%
Software fees and other	118	132	(11)%	(8)%	302	303	0%	2%
Total revenue	$1,163	$1,195	(3)%	(2)%	$3,431	$3,492	(2)%	(1)%

Segment Revenue:
Mainframe solutions	$622	$622	0%	1%	$1,865	$1,869	0%	0%
Enterprise solutions	447	476	(6)%	(5)%	1,277	1,340	(5)%	(4)%
Services	94	97	(3)%	(4)%	289	283	2%	2%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$707	$771	(8)%	(7)%	$2,082	$2,224	(6)%	(5)%
Total GAAP	829	825	0%	2%	2,510	2,404	4%	5%

(1)	Constant currency information is presented to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than US dollars are converted into US dollars at the exchange rate in effect on March 31, 2013, which was the last day of our prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Prior year non-GAAP results have been adjusted for internally developed software.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
GAAP net income	$232	$251	$807	$713
GAAP income tax expense	87	107	75	342
Interest expense, net	15	12	39	33
GAAP income before interest and income taxes	$334	$370	$921	$1,088
GAAP operating margin (% of revenue) (1)	29%	31%	27%	31%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$1	$1	$3	$2
Cost of professional services (2)	1	1	3	3
Amortization of capitalized software costs (3)	72	66	214	197
Selling and marketing (2)	8	6	23	24
General and administrative (2)	8	6	20	21
Product development and enhancements (4)	4	(40)	(17)	(110)
Depreciation and amortization of other intangible assets (5)	19	14	48	41
Other (gains) expenses, net (6)	9	-	134	2
Total Non-GAAP adjustment to operating expenses	$122	$54	$428	$180
Non-GAAP income before interest and income taxes	$456	$424	$1,349	$1,268
Non-GAAP operating margin (% of revenue) (7)	39%	35%	39%	36%

Interest expense, net	15	12	39	33

GAAP income tax expense	87	107	75	342
Non-GAAP adjustment to income tax expense (8)	(25)	19	109	37
Non-GAAP income tax expense	$62	$126	$184	$379
Non-GAAP income	$379	$286	$1,126	$856

(1)	GAAP operating margin is calculated by dividing GAAP income before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending December 31, 2013 and 2012, non-GAAP adjustment consists of $29 million and $26 million of purchased software amortization and $43 million and $40 million of internally developed software products amortization, respectively. For the nine month periods ending December 31, 2013 and 2012, non-GAAP adjustment consists of $88 million and $80 million of purchased software amortization and $126 million and $117 million of internally developed software products amortization, respectively.

(4)	For the three month periods ending December 31, 2013 and 2012, non-GAAP adjustment consists of $5 million and $4 million of share-based compensation and ($1) million and ($44) million of software development costs capitalized, respectively. For the nine month periods ending December 31, 2013 and 2012, non-GAAP adjustment consists of $15 million and $12 million of share-based compensation and ($32) million and ($122) million of software development costs capitalized, respectively.

(5)	Non-GAAP adjustment consists of other intangibles amortization.

(6)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved re-balancing initiative announced May 7, 2013 and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(7)	Non-GAAP operating margin is calculated by dividing non-GAAP income before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(8)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year non-GAAP results have been adjusted for internally developed software.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Operating Expenses	2013	2012	2013	2012

Total expenses before interest and income taxes	$829	$825	$2,510	$2,404

Non-GAAP operating adjustments:
Purchased software amortization	29	26	88	80
Other intangibles amortization	19	14	48	41
Software development costs capitalized	(1)	(44)	(32)	(122)
Internally developed software products amortization	43	40	126	117
Share-based compensation	23	18	64	62
Other (gains) expenses, net (1)	9	-	134	2
Total non-GAAP operating adjustment	$122	$54	$428	$180

Total non-GAAP operating expenses	$707	$771	$2,082	$2,224

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
Diluted EPS	2013	2012	2013	2012

GAAP diluted EPS	$0.51	$0.55	$1.78	$1.53

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.05	0.04	0.18	0.12
Other intangibles amortization	0.03	0.02	0.10	0.06
Software development costs capitalized	-	(0.06)	(0.07)	(0.18)
Internally developed software products amortization	0.07	0.06	0.25	0.17
Share-based compensation	0.04	0.03	0.13	0.09
Other (gains) expenses, net (1)	0.01	-	0.27	-
Non-GAAP effective tax rate adjustments (2)	0.13	(0.01)	(0.16)	0.05
Total non-GAAP adjustment	$0.33	$0.08	$0.70	$0.31

Non-GAAP diluted EPS	$0.84	$0.63	$2.48	$1.84

(1)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved re-balancing initiative announced May 7, 2013 and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year non-GAAP results have been adjusted for internally developed software.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended		Nine Months Ended
	December 31, 2013		December 31, 2013
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income before interest and income taxes (1)	$334	$456	$921	$1,349
Interest expense, net	15	15	39	39
Income before income taxes	$319	$441	$882	$1,310

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$112	$154	$309	$459
Adjustments for discrete and permanent items (2)	(25)	(92)	(234)	(275)
Total tax expense	$87	$62	$75	$184

Effective tax rate (3)	27.3%	14.1%	8.5%	14.0%

	Three Months Ended		Nine Months Ended
	December 31, 2012		December 31, 2012
	GAAP	Non-GAAP	GAAP	Non-GAAP

Income before interest and income taxes (1)	$370	$424	$1,088	$1,268
Interest expense, net	12	12	33	33
Income before income taxes	$358	$412	$1,055	$1,235

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	$125	$144	$369	$432
Adjustments for discrete and permanent items (2)	(18)	(18)	(27)	(53)
Total tax expense	$107	$126	$342	$379

Effective tax rate (3)	29.9%	30.6%	32.4%	30.7%

(1)	Refer to Table 6 for a reconciliation of income before interest and income taxes on a GAAP basis to income before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Prior year non-GAAP results have been adjusted for internally developed software.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS	March 31, 2014

Projected GAAP diluted EPS range	$2.01	to	$2.08

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.22		0.22
Other intangibles amortization	0.12		0.12
Software development costs capitalized	(0.07)		(0.07)
Internally developed software products amortization	0.32		0.32
Share-based compensation	0.16		0.16
Other (gains) expenses, net (1)	0.29		0.29
Total non-GAAP adjustment	$1.04		$1.04

Projected non-GAAP diluted EPS range	$3.05	to	$3.12

Fiscal Year Ending
Projected Operating Margin	March 31, 2014

Projected GAAP operating margin	25%

Non-GAAP operating adjustments:
Purchased software amortization	3%
Other intangibles amortization	1%
Software development costs capitalized	(1)%
Internally developed software products amortization	4%
Share-based compensation	2%
Other (gains) expenses, net (1)	3%
Total non-GAAP operating adjustment	12%

Projected non-GAAP operating margin	37%

(1)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved re-balancing initiative announced May 7, 2013.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Jennifer Hallahan, 212-415-6924
Public Relations
jennifer.hallahan@ca.com
or
Jonathan Doros, 212-415-6870
Investor Relations
jonathan.doros@ca.com